                                                                      EXHIBIT 11

                   MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)
                                  (Unaudited)

NOTE: Earnings per share are presented in accordance with Regulation S-K,
      Item 601(b)(11) and FAS No. 128.

                                                             Three Months Ended
                                                            --------------------
                                                            July 3,     June 27,
                                                             1999        1998
                                                            -------     -------

Net earnings                                                $44,093      35,947
                                                            =======      ======
Weighted-average common and dilutive potential common shares outstanding:

    Weighted-average common shares outstanding               60,593      60,377

    Add weighted-average dilutive potential common
      shares - options to purchase common shares, net           664         797
                                                            -------     -------
Weighted-average common and dilutive potential
  common shares outstanding                                  61,257      61,174
                                                            =======     =======

Basic earnings per share                                    $  0.73        0.60
                                                            =======     =======

Diluted earnings per share                                  $  0.72        0.59
                                                            =======     =======


                                                              Six Months Ended
                                                            --------------------
                                                            July 3,     June 27,
                                                             1999        1998
                                                            -------     -------


Net earnings                                                $71,985      53,082
                                                            =======     =======
Weighted-average common and dilutive potential common shares outstanding:

    Weighted-average common shares outstanding               60,579      60,322

    Add weighted-average dilutive potential common
      shares - options to purchase common shares, net           692         754
                                                            -------     -------
Weighted-average common and dilutive potential
  common shares outstanding                                  61,271      61,076
                                                            =======     =======

Basic earnings per share                                    $  1.19        0.88
                                                            =======     =======

Diluted earnings per share                                  $  1.17        0.87
                                                            =======     =======

                                17